Exhibit 10.18

ACCRETIVE HEALTH, INC.

401 N. Michigan Avenue

Suite 2700

Chicago, Illinois 60611

April 27, 2013

Mr. Joseph Flanagan

Re:	Offer Letter

Dear Joe:

On behalf of Accretive Health, Inc. (the “Company”), we are pleased to offer you this letter agreement (this “Agreement”), which sets forth all of the terms and conditions of your employment with the Company.

1.	At-Will Employment. Your employment with the Company under this Agreement will commence on approximately May 24, 2013 and will continue for an indefinite term. Your employment with the Company will be “at-will,” and will be terminable by you or the Company at any time and for any reason (or no reason), subject to the terms and conditions hereof.

2.	Title and Reporting. During the term of your employment with the Company, you will serve as the Chief Operating Officer of the Company and you will report directly to the Chief Executive Officer of the Company.

3.	Duties and Responsibilities. You will have the duties and responsibilities that are normally associated with the position described above and such additional executive responsibilities as may be prescribed by the Board of Directors of the Company or the Chief Executive Officer of the Company from time to time that are not materially inconsistent with your position. During your period of employment, you will devote substantially all of your business time, energy and efforts to your obligations hereunder and to the affairs of the Company; provided that the foregoing will not prevent you from (i) participating in charitable, civic, educational, professional, community or industry affairs, and (ii) managing your passive personal investments, in each case, so long as such activities, individually or in the aggregate, do not materially interfere with your duties hereunder or create a potential business or fiduciary conflict.

4.	Base Salary. You will receive a base salary at a rate of $595,000 per annum, which will be paid in equal installments in accordance with the Company’s normal payroll practices as in effect from time to time. Your base salary will be subject to review each year for possible increase (but not decrease) by the Board of Directors of the Company in its sole discretion. The base salary as determined herein from time to time will constitute “Base Salary” for purposes of this Agreement.

5.	Annual Bonus. You will be eligible to receive an annual cash incentive award in respect of each calendar year that ends during the period of your employment with the Company based on the achievement of performance goals established by the Board of Directors of the Company (or its Compensation Committee). The target amount of any such award will be at least $595,000 (i.e., 100% of the Base Salary earned by you for the calendar year in question (pro rated for any partial year). The amount to be paid for any calendar year (which amount may be less, or more, than the target amount) will be determined in good faith to the Board of Directors of the Company (or its Compensation Committee), and any amount earned will be paid to you in the calendar year following the calendar year to which such award relates at the same time annual cash incentive awards are paid to other senior executives of the Company. The Company generally targets payment of annual cash incentive awards on or about March 15th of the calendar year following the calendar year for which such awards are earned.

6.	Sign-On Bonus. You will receive a cash payment in an amount equal to $400,000 (the “Sign-On Bonus”), payable within thirty (30) days following your first day of employment with the Company, subject to your continued employment with the Company at such time. In the event that your employment with the Company terminates as a result of a termination by the Company for “Cause” (as defined in Section 9(b)(i) hereof) or by you without “Good Reason” (as defined in Section 9(b)(iii) hereof) at any time within a period of one (1) year following your first day of employment with the Company, you will be required to repay to the Company an amount equal to a pro rata portion of the Sign-On Bonus (determined by multiplying the amount of the Sign-On Bonus by a fraction, the numerator of which is the number of days remaining in the one (1)-year period after your first day of employment with the Company following the date of such termination and the denominator of which is 365). Such amount will be repaid to the Company, if applicable, no later than thirty (30) days following such termination date and, at the Company’s election, the Company may offset such amount against any amount otherwise owed to you by the Company, subject to the limitations of applicable law and the provisions of Section 16(e) hereof.

7.	Sign-On Equity Awards. Contemporaneously with your commencement of employment with the Company, you will be granted the following Company equity awards:

(a)	An employment inducement, nonstatutory stock option to purchase 800,000 shares of the Company’s common stock to be subject to such terms and conditions as are set forth in a nonstatutory stock option agreement substantially in the form attached hereto as Exhibit A.

(b)	An employment inducement award of 400,000 restricted shares of the Company’s common stock to be subject to such terms and conditions as are set forth in a restricted stock award agreement substantially in the form attached hereto as Exhibit B.

8.	Employee Benefits. You will be entitled to participate in the employee and fringe benefit plans and programs (including, without limitation, health, retirement and vacation

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programs) of the Company in effect during your employment that are generally available to the senior management of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs. In addition, you will be entitled to relocation benefits commensurate with your position, in accordance with the Company’s relocation program as in effect from time to time, and a one-time payment of $30,000 (less required deductions) for relocation expenses.

9.	Termination.

(a)	Your employment with the Company and its subsidiaries will terminate (i) upon your written notice to the Company of a termination for Good Reason, (ii) upon your thirty (30) days’ prior written notice to the Company of your voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date), (iii) immediately upon your death or upon written notice by the Company to you of a termination of employment for Cause or without Cause (other than for death or “Disability” (as defined in Section 9(b)(ii) hereof)), or (iv) upon ten (10) days’ prior written notice by the Company to you of your termination of employment due to Disability.

(b)	For purposes of this Agreement:

(i)	“Cause” means: (A) your conviction of, or plea of guilty or nolo contendere to, a felony; (B) in carrying out your duties hereunder, your engaging in conduct that constitutes gross neglect or willful misconduct and that, in either case, results in material economic or reputational harm to the Company; (C) your willful breach of any provision of this Agreement or any applicable non-disclosure, non-competition, non-solicitation or other similar restrictive covenant obligation owed to the Company, and such breach results in material economic or reputational harm to the Company; (D) your repeated refusal, or failure to undertake good faith efforts, to perform your material duties and responsibilities hereunder for the Company; or (E) your engaging in willful misconduct resulting in or intended to result in direct personal gain to you at the Company’s expense.

(ii)	“Disability” means you have been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform your duties and responsibilities hereunder for a period of one hundred eighty (180) days in any three hundred, sixty-five (365)-day period.

(iii)

“Good Reason” means the occurrence of any of the following events, without your express written consent, unless such events are fully corrected in all material respects by the Company within thirty (30) days following your written notice to the Company: (A) material diminution in your duties, authorities or responsibilities, including, without limitation, any change to the Company’s reporting structure that would require you to

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report directly to someone other than the Chief Executive Officer or the Company’s Board of Directors (other than temporarily while physically or mentally incapacitated or as required by applicable law), (B) any relocation of your principal office, or principal place of employment, to a location that is more than forty (40) miles from its location in Chicago, Illinois, as of the date hereof; or (C) any material breach by the Company of its material obligations hereunder. You must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, you will be deemed to have irrevocably waived any claim of such circumstances as “Good Reason”.

10.	Severance.

(a)	In the event of your termination of employment from the Company by reason of your death, Disability, voluntary resignation without Good Reason or by the Company for Cause, you will be entitled to receive (i) any unpaid Base Salary through the date of termination, (ii) except in the case of your termination by the Company for Cause, any annual bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable at the same time as it would have been paid had you not undergone a termination of employment; (iii) reimbursement in accordance with applicable Company policy for any unreimbursed business expenses incurred through the date of termination; (iv) any accrued but unused vacation time in accordance with Company policy, and (v) all other payments, benefits or fringe benefits to which you are entitled under the terms of any applicable compensation or equity arrangement or employee benefit plan or program of the Company (collectively, Sections 10(a)(i) through 10(a)(v) hereof will be hereafter referred to as the “Accrued Benefits”).

(b)	In the event of your termination of employment from the Company by you for Good Reason or by the Company without Cause, the Company shall pay or provide you with the following severance benefits:

(i)	the Accrued Benefits;

(ii)	subject to your continued compliance with all of your post-termination obligations to the Company, an amount equal to your monthly Base Salary rate, paid monthly for a period of twelve (12) months following such termination; and

(iii)

subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay

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premiums with pre-tax dollars), and (C) your continued compliance with all of your post-termination obligations to the Company, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of twelve (12) months following such termination at the Company’s expense; provided that you are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company will immediately cease. Notwithstanding the foregoing, the Company will not be obligated to provide the foregoing continuation coverage if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(c)	Payment of all amounts described in this Section 10 other than the Accrued Benefits (the “Severance Payments”) will only be payable if you deliver to the Company and do not revoke a general release of claims in favor of the Company and its affiliates in a form reasonably satisfactory to the Company. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. To the extent that payment of any amount of the Severance Payments constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 16 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment will not be paid until the sixtieth (60th) day following such termination of employment and will include payment of any amount that was otherwise scheduled to be paid prior thereto.

11.	Proprietary Interests Protection Agreement. As a condition to your employment, you will execute the Company’s standard Proprietary Interests Protection Agreement substantially in the form attached hereto as Exhibit C.

12.	No Assignments. This Agreement is personal to each of the parties hereto. Except as provided herein, no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company will require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” will mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13.	Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

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14.	Governing Law. The terms of this Agreement and your employment with the Company will be governed by the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.

15.	Indemnification and Liability Insurance. The Company will provide you with indemnification protection and directors’ and officers’ liability insurance coverage to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company. In addition to the foregoing, contemporaneously with your commencement of employment with the Company, you and the Company will sign the Company’s standard form of indemnification agreement on the same basis as all other current officers and directors of the Company.

16.	Section 409A Compliance.

(a)	The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or for damages for failing to comply with Code Section 409A.

(b)	A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that is considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (B) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to you in a lump sum and all remaining payments and benefits due under this Agreement (if any) will be paid or provided in accordance with the normal payment dates specified for them herein.

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(c)	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments will be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d)	For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.

(e)	Notwithstanding any other provision of this Agreement to the contrary, in no event will any payment that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

17.	Entire Agreement; Amendment. This Agreement and the exhibits hereto constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

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This Agreement is intended to be a binding obligation on you and the Company regarding your employment with the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of your employment with the Company, please sign and date one copy of this Agreement and return the same to us for the Company’s records. You should make a copy of the executed Agreement for your records.

Joe, on behalf of the Company, we are pleased to offer you this role and the compensation package set forth in this Agreement.

Very truly yours,

/s/ Stephen F. Schuckenbrock
Stephen F. Schuckenbrock
Chief Executive Officer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment with the Company, and I hereby confirm my agreement to the same.

Dated: April 27, 2013	/s/ Joseph Flanagan
Joseph Flanagan

Signature Page - Joseph Flanagan Offer Letter Agreement

EXHIBIT A

NONSTATUTORY STOCK OPTION AWARD AGREEMENT

Accretive Health, Inc.

Nonstatutory Stock Option Award Agreement

GENERAL TERMS AND CONDITIONS

This Nonstatutory Stock Option Award is granted to the Participant on a stand-alone basis, outside the Accretive Health, Inc. 2010 Stock Incentive Plan (the “Plan”), as a material inducement for the Participant to accept the position of Chief Operating Officer of the Company and enter into the Offer Letter Agreement with the Company dated April 27, 2013 (the “Offer Letter Agreement”). Notwithstanding the foregoing, it is intended that all of the terms and conditions of the Plan that would otherwise have been applicable to this Nonstatutory Stock Option Award had this Nonstatutory Stock Option Award been granted under the Plan (except as otherwise expressly provided herein) be applicable to this Nonstatutory Stock Option Award, and accordingly, references to the Plan are made herein for such purpose and those terms are incorporated herein by reference. The Plan is attached as Exhibit 10.23 to Amendment No. 4 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on April 26, 2010.

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Grant of Option.

This Nonstatutory Stock Option Award Agreement (this “Agreement”) evidences the grant by the Company, on May    , 2013 (the “Grant Date”), to the Participant, an employee of the Company, of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, 800,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (“Common Stock”) at an exercise price of $            (the “Exercise Price”). Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the tenth anniversary of the Grant Date (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2. Vesting Schedule.

(a) General. Except as provided in Sections 2(a) and 2(b) hereof, beginning on the first monthly anniversary of the Grant Date, and continuing for as long as the Participant is employed by the Company, this option shall become vested, and exercisable, on a ratable monthly basis over forty eight (48) months with respect to the shares of Common Stock issuable hereunder, and thus shall become fully vested and exercisable as to all such Shares no later than the fourth anniversary of the Grant Date, subject to the Participant’s continued employment with the Company on each applicable vesting date. The right of exercise hereunder shall be cumulative so that to the extent that the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date and the termination of this option under Section 3 hereof or the Plan.

(b) Termination Without Cause or For Good Reason Prior to First Anniversary of Grant Date. Notwithstanding the provisions of Section 2(a) hereof, in the event of the Participant’s termination of employment by the Company without “Cause” or by the Participant for “Good Reason” (each, as defined in the Offer Letter Agreement), in either case, prior to the first anniversary of the Grant Date, any unvested portion of this option that would have become vested and exercisable on or prior to the first anniversary of the date of such termination had such termination not occurred shall become vested and exercisable as of the date of such termination, and shall remain exercisable in accordance with the otherwise applicable provisions hereof.

(c) Change in Control. Notwithstanding the provisions of Sections 2(a) and 2(b) hereof, upon the occurrence of a “Change in Control” (as defined below) while the Participant remains in the continued employment of the Company, fifty percent (50%) of the unvested portion of this option outstanding at the time of such Change in Control shall become immediately vested and exercisable upon the occurrence of such Change in Control, and shall remain exercisable in accordance with the otherwise applicable provisions hereof. In addition to the foregoing, in the event of the Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason, in either case, upon or within one (1) year following the occurrence of a Change in Control, any unvested portion of this option outstanding at the time of such termination shall become vested and exercisable as of the date of such termination, and shall remain exercisable in accordance with the otherwise applicable provisions hereof.

For purposes hereof, the term “Change in Control” means: (i) any “person”, as such term is used as of the Grant Date in Section 13(d) of the Securities Exchange Act of 1934, as amended, or group of persons, becomes (directly or indirectly) a “beneficial owner”, as such term is used as of the Grant Date in Rule 13d-3 promulgated under that Securities Exchange Act of 1934, as amended, of a percentage of the outstanding voting securities of the Company (measured either by number of outstanding voting securities or by voting power) equal to at least fifty percent (50%) of the outstanding voting securities of the Company; (ii) a majority of the members of the Board of Directors of the Company consists of individuals other than “Incumbent Directors,” which term means the members of such Board of Directors on the Grant Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported (other than in connection with any actual or threatened proxy contest) by two-thirds of the directors who then comprised the Incumbent Directors will be considered to be an Incumbent Director; or (iii) (A) the Company combines with another entity and is the surviving entity, or (B) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (collectively, a “Triggering Event”), unless the holders of the Company’s outstanding voting securities immediately prior to such Triggering Event own, directly or indirectly, by reason of their ownership of the Company’s outstanding voting securities immediately prior to such Triggering Event, more than fifty percent (50%) of the outstanding voting securities (measured both by number of outstanding voting securities and by voting power) of (x) in the case of a combination in which the Company is the surviving entity, the surviving entity, and (y) in any other case, the entity (if any) that succeeds to substantially all of the Company’s business and assets.

3. Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. Alternatively, the exercise can be effected using the software solution provided by the Company’s option management software vendor, with payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share. No Shares will be issued until the Participant has executed any and all agreements that the Company may require the Participant to execute in connection with such exercise and/or in connection with any transactions involving the Shares (for example, not by limitation, lock-up agreements and FINRA questionnaires).

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he exercises this option, is, and has been at all times since the Grant Date, an employee or officer of or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraph (d) below, the right to exercise this option shall terminate sixty (60) days after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, including the provisions of Section 6 of this Agreement, the right to exercise this option shall terminate immediately upon such violation.

(d) Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for “Cause” (as defined in the Offer Letter Agreement), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other relationship. The Participant’s employment or other relationship shall be considered to have been terminated for “Cause” if the Company determines, within thirty (30) days after the Participant’s resignation, that termination for Cause was warranted. In the event that the Participant is terminated for Cause, the Company shall be entitled to pursue the remedies set forth in Section 6(h) of this Agreement.

4. Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5. Transfer Restrictions.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6. Restrictive Covenants.

(a) General. This option represents a substantial economic benefit to the Participant. The Participant, by virtue of such Participant’s role with the Company, has access to, and is involved in the formulation of, certain confidential and secret information of the Company regarding its operations and each Participant could materially harm the business of the Company by competing with the Company or soliciting employees or customers of the Company.

(b) Non -Solicitation. During the time in which Participant performs services for the Company and for a period of eighteen (18) months after the Participant ceases to perform services for the Company, regardless of the reason, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation:

(i) Hire, recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any person who is or was an employee of the Company within the twelve (12)-month period immediately preceding the cessation of Participant’s service with the Company; or

(ii) Solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by the Company, to any person, company or entity which was or is a customer or potential customer of the Company for such products or services.

(c) Non-Disclosure.

(i) Participant will not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company, or directly or indirectly, disclose to anyone outside of the Company, either during or after Participant’s relationship with the Company ends, the Company’s Confidential Information, as long as such matters remain Confidential Information.

(ii) This Agreement shall not prevent Participant from revealing evidence of criminal wrongdoing to law enforcement or prohibit Participant from divulging the Company’s Confidential Information by order of a court or agency of competent jurisdiction. However, Participant shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

(d) Return of Company Property. Participant agrees that, in the event that Participant’s service to the Company is terminated for any reason, Participant shall immediately return all of the Company’s property, including, without limitation, (i) tools, pagers, computers, printers, key cards, documents or other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and Participant shall not retain in Participant’s possession any copies of such information.

(e) Ownership of Software and Inventions. All discoveries, designs, improvements, ideas, inventions, software, whether patentable or copyrightable or not, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, with the rights to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment after the term of the agreement to Participant whatsoever. If, for any reason, any of such results and proceeds which relate to the business shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Participant hereby irrevocably assigns and agrees to quitclaim any and all of the Participant’s right, title and interest thereto including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Participant whatsoever. The Participant shall, from time to time, as may be reasonably requested by the Company, at the Company’s expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Participant has any rights in the results and proceeds of Participant’s services that cannot be assigned in the manner described above, Participant unconditionally and irrevocably waives the enforcement of such rights. Notwithstanding anything to the contrary set forth herein, works developed by the Participant (i) which are developed independently from the work developed for the Company regardless of whether such work was developed before or after the Participant performed services for the Company; or (ii) applications independently developed which are unrelated to the business and which Participant develops during non-business hours using non-business property shall not be deemed work for hire and shall not be the exclusive property of the Company.

(f) Non-Competition.

(i) During the time in which Participant performs services for the Company and for a period of twelve (12) months after the cessation of Participant’s service to the Company, regardless of the reason, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the Restricted Area, own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, any entity which is in competition with the Company.

(ii) Notwithstanding anything to the contrary, nothing in this paragraph (f) prohibits Participant from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Participant has no active participation in the business of such corporation.

(g) Acknowledgments. Participant acknowledges and agrees that the restrictions contained in this Agreement with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Participant has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Participant agrees and acknowledges (i) that the Company is currently engaging in business and actively marketing its services and products throughout the United States, (ii) that Participant’s duties and responsibilities for the Company are co-extensive with the entire scope of the Company’s business, (iii) that the Company has spent significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, customer lists, long term customer relationships and trade secrets, and (iv) that such methods, technology, customer lists, customer relationships and trade secrets have significant value.

(h) Enforcement. The Participant agrees that the restrictions contained in this Agreement are necessary for the protection of the business, the Confidential Information, customer relationships and goodwill of the Company and are considered by the Participant to be reasonable for that purpose and that the scope of restricted activities, the geographic scope and the duration of the restrictions set forth in this Agreement are considered by the Participant to be reasonable. The Participant further agrees that any breach of any of the restrictive covenants in this Agreement would cause the Company substantial, continuing and irrevocable harm for which money damages would be inadequate and therefore, in the event of any such breach or any threatened breach, in addition to such other remedies as may be available, the Company shall be entitled to specific performance and injunctive relief. This Agreement shall not in any way limit the remedies in law or equity otherwise available to the Company or its Affiliates. The Participant further agrees that to the extent any provision or portion of the restricted covenants in this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law. Without limitation to any other remedies available hereunder or at law, in the event of any breach of any of the restrictive covenants in this Agreement by the Participant, the Participant agrees that any Shares purchased by the Participant pursuant to this Agreement shall be subject to repurchase by the Company, in its sole discretion, at a price equal to the lesser of the Exercise Price and the Fair Market Value of the Shares at the time of repurchase. In the event that the Participant sold the Shares purchased by the Participant pursuant to this Agreement, then the Participant shall be required to pay to the Company in cash, within thirty (30) days of a request by the Company for such payment, the positive difference, if any, between the price at which the Participant sold the Shares and the amount at which the Company could have repurchased the Shares pursuant to the preceding sentence.

(i) Severability; Modification. It is expressly agreed by Participant that:

(i) Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, Participant agrees that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

(ii) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(iii) Non-Disparagement. Participant understands and agrees that Participant will not disparage the Company, its officers, directors, administrators, representatives, employees, contractors, consultants or customers and will not engage in any communications or other conduct which might interfere with the relationship between the Company and its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities.

(j) Definitions.

(i) Affiliate. “Affiliate” means any entity controlling or controlled by or under common control with the Company or another Affiliate, at the time of execution of this Agreement and any time thereafter, where “control” is defined as the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, and any other entity with respect to which the Company has significant management or operational responsibility (even though the Company may own less than fifty percent (50%) of the equity of such entity).

(ii) Confidential Information. “Confidential Information” as used in this Agreement shall include the Company’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which:

a) is generated, collected by or utilized in the operations of the Company’s business and relates to the actual or anticipated business, research or development of the Company; or

b) is suggested by or results from any task assigned to Participant by the Company or work performed by Participant for or on behalf of the Company.

Confidential Information shall not be considered generally known to the public if Participant or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.

(iii) Restricted Area. For purposes of this Agreement, the term “Restricted Area” shall mean the United States of America.

7. Applicable Law.

This Agreement shall be construed, interpreted and enforced, and its validity and enforceability determined, strictly in accordance with the laws of the State of Delaware without applying its conflicts of laws principles.

8. Exclusive Jurisdiction/Venue.

All disputes that arise from or relate to this Agreement shall be decided exclusively by binding arbitration in Cook County, Illinois under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the arbitrator’s award shall be final, and may be filed with and enforced as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, any disputes related to the enforcement of the restrictive covenants contained in Section 6 of this Agreement shall be subject to and determined under Delaware law and adjudicated in Illinois courts.

9. Provisions of the Plan.

This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.

I hereby acknowledge that I have reviewed this Agreement and agree to comply with the terms and conditions set forth herein.

PARTICIPANT ACCEPTANCE

[To be accepted electronically.]

EXHIBIT B

RESTRICTED STOCK AWARD AGREEMENT

Accretive Health, Inc.

Restricted Stock Award Agreement

GENERAL TERMS AND CONDITIONS

This Restricted Stock Award is granted to the Participant on a stand-alone basis, outside the Accretive Health, Inc. 2010 Stock Incentive Plan (the “Plan”), as a material inducement for the Participant to accept the position of Chief Operating Officer of the Company and enter into the Offer Letter Agreement with the Company dated April 27, 2013 (the “Offer Letter Agreement”). Notwithstanding the foregoing, it is intended that all of the terms and conditions of the Plan that would otherwise have been applicable to this Restricted Stock Award had this Restricted Stock Award been granted under the Plan (except as otherwise expressly provided herein) be applicable to this Restricted Stock Award, and accordingly, references to the Plan are made herein for such purpose and those terms are incorporated herein by reference. The Plan is attached as Exhibit 10.23 to Amendment No. 4 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on April 26, 2010.

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Issuance of Restricted Shares.

(a) In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant on May    , 2013 (the “Grant Date”), subject to the terms and conditions set forth in this Restricted Stock Award Agreement (this “Agreement”) and the Plan, an award of 400,000 restricted shares of common stock, $0.01 par value per share, of the Company (the “Restricted Stock”).

(b) The Restricted Stock will initially be issued by the Company in book entry form only, in the name of the Participant. Following the vesting of any Restricted Stock pursuant to Section 2 below, the Company shall, if requested by the Participant, issue and deliver to the Participant a certificate representing the vested shares of Restricted Stock. The Participant agrees that the Restricted Stock shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2. Vesting.

(a) General. Except as provided in Sections 2(a) and 2(b) hereof, beginning on the first monthly anniversary of the Grant Date, and continuing for as long as the Participant is employed by the Company, this award shall become vested on a ratable monthly basis over forty eight (48) months with respect to the shares of Restricted Stock granted hereunder, and thus shall become fully vested as to all such shares of Restricted Stock no later than the fourth anniversary of the Grant Date, subject to the Participant’s continued employment with the Company on each applicable vesting date. Any fractional shares resulting from the application of the vesting provisions contained in this Section 2 shall be rounded down to the nearest whole number of shares.

(b) Termination Without Cause or For Good Reason Prior to First Anniversary of Grant Date. Notwithstanding the provisions of Section 2(a) hereof, in the event of the Participant’s termination of employment by the Company without “Cause” or by the Participant for “Good Reason” (each, as defined in the Offer Letter Agreement), in either case, prior to the first anniversary of the Grant Date, any unvested portion of the shares of Restricted Stock granted hereunder that would have become vested on or prior to the first anniversary of the date of such termination had such termination not occurred shall become vested as of the date of such termination, subject to the otherwise applicable provisions hereof.

(c) Change in Control. Notwithstanding the provisions of Sections 2(a) and 2(b) hereof, upon the occurrence of a “Change in Control” (as defined below) while the Participant remains in the continued employment of the Company, fifty percent (50%) of the unvested portion of the shares of Restricted Stock granted hereunder and outstanding at the time of such Change in Control shall become immediately vested upon the occurrence of such Change in Control. In addition to the foregoing, in the event of the Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason, in either case, upon or within one (1) year following the occurrence of a Change in Control, any unvested portion of the shares of Restricted Stock granted hereunder and outstanding at the time of such termination shall become vested as of the date of such termination, subject to the otherwise applicable provisions hereof.

For purposes hereof, the term “Change in Control” means: (i) any “person”, as such term is used as of the Grant Date in Section 13(d) of the Securities Exchange Act of 1934, as amended, or group of persons, becomes (directly or indirectly) a “beneficial owner”, as such term is used as of the Grant Date in Rule 13d-3 promulgated under that Securities Exchange Act of 1934, as amended, of a percentage of the outstanding voting securities of the Company (measured either by number of outstanding voting securities or by voting power) equal to at least fifty percent (50%) of the outstanding voting securities of the Company; (ii) a majority of the members of the Board of Directors of the Company consists of individuals other than “Incumbent Directors,” which term means the members of such Board of Directors on the Grant Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported (other than in connection with any actual or threatened proxy contest) by two-thirds of the directors who then comprised the Incumbent Directors will be considered to be an Incumbent Director; or (iii) (A) the Company combines with another entity and is the surviving entity, or (B) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (collectively, a “Triggering Event”), unless the holders of the Company’s outstanding voting securities immediately prior to such Triggering Event own, directly or indirectly, by reason of their ownership of the Company’s outstanding voting securities immediately prior to such Triggering Event, more than fifty percent (50%) of the outstanding voting securities (measured both by number of outstanding voting securities and by voting power) of (x) in the case of a combination in which the Company is the surviving entity, the surviving entity, and (y) in any other case, the entity (if any) that succeeds to substantially all of the Company’s business and assets.

3. Forfeiture of Unvested Restricted Stock Upon Cessation of Service.

Except as otherwise expressly provided in Section 2 hereof, in the event that the Participant ceases to perform services to the Company for any reason or no reason, with or without cause, all of the shares of Restricted Stock that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to any shares of Restricted Stock that are so forfeited. If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.

4. Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any shares of Restricted Stock, or any interest therein, until such shares of Restricted Stock have vested, except that the Participant may transfer such shares of Restricted Stock: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Compensation Committee (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Restricted Stock shall remain subject to this Agreement (including, without limitation, the forfeiture provisions set forth in Section 3 hereof and the restrictions on transfer set forth in this Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation). The Company shall not be required (i) to transfer on its books any of the shares of Restricted Stock which have been transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such shares of Restricted Stock or to pay dividends to any transferee to whom such shares of Restricted Stock have been transferred in violation of any of the provisions of this Agreement.

5. Restrictive Legends.

The book entry account reflecting the issuance of the shares of Restricted Stock in the name of the Participant shall bear a legend or other notation upon substantially the following terms:

“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Award Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

6. Rights as a Shareholder.

Except as otherwise provided in this Agreement, for so long as the Participant is the registered owner of the Restricted Stock, the Participant shall have all rights as a shareholder with respect to the Restricted Stock, whether vested or unvested, including, without limitation, rights to vote the Restricted Stock and act in respect of the Restricted Stock at any meeting of shareholders; provided, however, that the payment of dividends on unvested Restricted Stock shall be deferred until after such shares vest and shall be paid to the Participant within thirty (30) days following the applicable vesting date of such shares of Restricted Stock.

7. Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

8. Tax Matters.

(a) Acknowledgments; Section 83(b) Election. The Participant acknowledges that he is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the acquisition of the Restricted Stock and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Stock. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Stock. The Participant acknowledges that he has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Stock and that the Participant has decided not to file a Section 83(b) election.

(b) Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the shares of Restricted Stock. On each date on which shares of Restricted Stock vest, the Company shall deliver written notice to the Participant of the amount of withholding taxes due with respect to the vesting of the shares of Restricted Stock that vest on such date; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Participant shall satisfy such tax withholding obligations by transferring to the Company, on each date on which shares of Restricted Stock vest under this Agreement, such number of shares of Restricted Stock that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the New York Stock Exchange on the trading date immediately prior to such vesting date) equal to the amount of the Company’s tax withholding obligation in connection with the vesting of such Restricted Stock (such withholding method a “Surrender”) unless, prior to any vesting date, the Compensation Committee determines that a Surrender shall not be available to the Participant, in which case, the Participant shall be required to satisfy his tax obligations hereunder in a manner permitted by the Plan upon the vesting date.

9. Restrictive Covenants.

(a) General. This award represents a substantial economic benefit to the Participant. The Participant, by virtue of such Participant’s role with the Company, has access to, and is involved in the formulation of, certain confidential and secret information of the Company regarding its operations and each Participant could materially harm the business of the Company by competing with the Company or soliciting employees or customers of the Company.

(b) Non-Solicitation. During the time in which Participant performs services for the Company and for a period of eighteen (18) months after the Participant ceases to perform services for the Company, regardless of the reason, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation:

(i) Hire, recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any person who is or was an employee of the Company within the twelve (12)-month period immediately preceding the cessation of Participant’s service with the Company; or

(ii) Solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by the Company, to any person, company or entity which was or is a customer or potential customer of the Company for such products or services.

(c) Non-Disclosure.

(i) Participant will not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company, or directly or indirectly, disclose to anyone outside of the Company, either during or after Participant’s relationship with the Company ends, the Company’s Confidential Information, as long as such matters remain Confidential Information.

(ii) This Agreement shall not prevent Participant from revealing evidence of criminal wrongdoing to law enforcement or prohibit Participant from divulging the Company’s Confidential Information by order of a court or agency of competent jurisdiction. However, Participant shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

(d) Return of Company Property. Participant agrees that, in the event that Participant’s service to the Company is terminated for any reason, Participant shall immediately return all of the Company’s property, including, without limitation, (i) tools, pagers, computers, printers, key cards, documents or other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and Participant shall not retain in Participant’s possession any copies of such information.

(e) Ownership of Software and Inventions. All discoveries, designs, improvements, ideas, inventions, software, whether patentable or copyrightable or not, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, with the rights to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment after the term of this Agreement to Participant whatsoever. If, for any reason, any of such results and proceeds which relate to the business shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Participant hereby irrevocably assigns and agrees to quitclaim any and all of Participant’s right, title and interest thereto including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Participant whatsoever. Participant shall, from time to time, as may be reasonably requested by the Company, at the Company’s expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Participant has any rights in the results and proceeds of Participant’s services that cannot be assigned in the manner described above, Participant unconditionally and irrevocably waives the enforcement of such rights. Notwithstanding anything to the contrary set forth herein, works developed by the Participant (i) which are developed independently from the work developed for the Company regardless of whether such work was developed before or after the Participant performed services for the Company; or (ii) applications independently developed which are unrelated to the business and which Participant develops during non-business hours using non-business property shall not be deemed work for hire and shall not be the exclusive property of the Company.

(f) Non-Competition.

(i) During the time in which Participant performs services for the Company and for a period of twelve (12) months after the cessation of Participant’s service to the Company, regardless of the reason, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the Restricted Area, own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, any entity which is in competition with the Company.

(ii) Notwithstanding anything to the contrary, nothing in this paragraph (f) prohibits Participant from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Participant has no active participation in the business of such corporation.

(g) Acknowledgments. Participant acknowledges and agrees that the restrictions contained in this Agreement with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Participant has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Participant agrees and acknowledges (i) that the Company is currently engaging in business and actively marketing its services and products throughout the United States, (ii) that Participant’s duties and responsibilities for the Company are co-extensive with the entire scope of the Company’s business, (iii) that the Company has spent significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, customer lists, long term customer relationships and trade secrets, and (iv) that such methods, technology, customer lists, customer relationships and trade secrets have significant value.

(h) Enforcement. The Participant agrees that the restrictions contained in this Agreement are necessary for the protection of the business, the Confidential Information, customer relationships and goodwill of the Company and are considered by the Participant to be reasonable for that purpose and that the scope of restricted activities, the geographic scope and the duration of the restrictions set forth in this Agreement are considered by the Participant to be reasonable. The Participant further agrees that any breach of any of the restrictive covenants in this Agreement would cause the Company substantial, continuing and irrevocable harm for which money damages would be inadequate and therefore, in the event of any such breach or any threatened breach, in addition to such other remedies as may be available, the Company shall be entitled to specific performance and injunctive relief. This Agreement shall not in any way limit the remedies in law or equity otherwise available to the Company or its Affiliates. The Participant further agrees that to the extent any provision or portion of the restricted covenants of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law. Without limitation to any other remedies available hereunder or at law, in the event of any breach of any of the restrictive covenants in this Agreement by the Participant, the Participant agrees that any vested shares of Restricted Stock issued by the Company to the Participant pursuant to this Agreement shall be forfeited for no consideration. In the event that the Participant sold the shares issued to the Participant pursuant to this Agreement, then the Participant shall be required to pay to the Company in cash, within thirty (30) days of a request by the Company for such payment, the price at which the Participant sold the Shares.

(i) Severability; Modification. It is expressly agreed by Participant that:

(i) Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, Participant agrees that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

(ii) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(iii) Non-Disparagement. Participant understands and agrees that Participant will not disparage the Company, its officers, directors, administrators, representatives, employees, contractors, consultants or customers and will not engage in any communications or other conduct which might interfere with the relationship between the Company and its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities.

(j) Definitions.

(i) Affiliate. “Affiliate” means any entity controlling or controlled by or under common control with the Company or another Affiliate, at the time of execution of the Agreement and any time thereafter, where “control” is defined as the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, and any other entity with respect to which the Company has significant management or operational responsibility (even though the Company may own less than fifty percent (50%) of the equity of such entity).

(ii) Confidential Information. “Confidential Information” as used in this Agreement shall include the Company’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which:

a) is generated, collected by or utilized in the operations of the Company’s business and relates to the actual or anticipated business, research or development of the Company; or

b) is suggested by or results from any task assigned to Participant by the Company or work performed by Participant for or on behalf of the Company.

Confidential Information shall not be considered generally known to the public if Participant or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including, without limitation, any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.

(iii) Restricted Area. For purposes of this Agreement, the term “Restricted Area” shall mean the United States of America.

10. Miscellaneous.

(a) Authority of Compensation Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Participant.

(b) No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Stock is contingent upon his continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company.

(c) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

(d) Exclusive Jurisdiction/Venue. All disputes that arise from or relate to this Agreement shall be decided exclusively by binding arbitration in Cook County, Illinois under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the arbitrator’s award shall be final, and may be filed with and enforced as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, any disputes related to the enforcement of the restrictive covenants contained in Section 9 of this Agreement shall be subject to and determined under Delaware law and adjudicated in Illinois courts.

(e) Participant Representations. The Participant hereby acknowledges, represents and warrants the following: (a) the Participant is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Company, (b) the Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended, and may be subject to the limitations of Rule 144, (c) the Participant has no intention of offering or selling any of the shares of Restricted Stock issued hereunder in a transaction that would violate the Securities Act of 1933, as amended, or the securities laws of any state of the United States of America or any other applicable jurisdiction, (d) the Participant has been furnished with, and has had access to, such information as the Participant considers necessary or appropriate for deciding whether to accept the grant of the shares of Restricted Stock hereunder, and the Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of such shares of Restricted Stock, and (e) the Participant is able, without impairing the Participant’s financial condition, to hold the shares of Restricted Stock to be issued hereunder for an indefinite period and to suffer a complete loss of the Participant’s investment in such shares of Restricted Stock.

I hereby acknowledge that I have read this Agreement, have received and read the Plan, and understand and agree to comply with the terms and conditions of this Agreement and the Plan.

PARTICIPANT ACCEPTANCE

Joseph Flanagan

EXHIBIT C

PROPRIETARY INTERESTS PROTECTION AGREEMENT

Accretive Health, Inc.

Proprietary Interests Protection Agreement

This Proprietary Interests Protection Agreement (this “Agreement”) is made and entered into by and between Accretive Health, Inc. (the “Company”) and the undersigned employee (“Employee”).

In addition to other good and valuable consideration, Employee is expressly being given employment or continued employment with the Company including certain monies, benefits, training and/or trade secrets and other confidential information of the Company and its customers, suppliers, vendors or affiliates to which Employee would not have access but for Employee’s relationship with the Company in exchange for Employee agreeing to the terms of this Agreement. In consideration of the foregoing, Employee agrees as follows:

1. Definitions.

(a)	The Company. For purposes of this Agreement, the “Company” shall mean Accretive Health, Inc. and its affiliates, partners, joint ventures, predecessors and subsidiary entities, as well as its successors and assigns.

(b)	The Company’s Business. For purposes of this Agreement, the “Company’s Business” shall mean the development, marketing, sale and implementation of, among other things, revenue cycle management services and solutions, physician advisory services, and quality and cost products and services.

(c)	Confidential Information. For purposes of this Agreement, “Confidential Information” as used in this Agreement shall include the Company’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which:

(i)	is generated, collected by or utilized in the operations of the Company’s business and relates to the actual or anticipated business, research or development of the Company; or

(ii)	is suggested by or results from any task assigned to Employee by the Company or work performed by Employee for or on behalf of the Company.

Confidential Information shall not be considered generally known to the public if Employee or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, performance standards, productivity standards, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.

(d)	Restricted Area. For purposes of this Agreement, “Restricted Area” shall mean the United States of America.

(e)	Inventions. For purposes of this Agreement, “Inventions” shall mean all software programs, source or object code, improvements, formulas, developments, ideas, processes, techniques, know-how, data, and discoveries, whether patentable or unpatentable, conceived or reduced to practice by Employee while in the Company’s employ, either solely or jointly with others, and whether or not during regular working hours, and conceived or reduced to practice by Employee within one year of the termination of Employee’s employment with the Company that resulted from Employee’s prior work with the Company.

(f)	Company Inventions. For purposes of this Agreement, “Company Inventions” shall mean any Invention that either:

(i)	relates, at least in part, at the time of conception or reduction to practice of the Invention, to:

(A)	the Company’s Business, projects or products, or to the manufacture or utilization thereof; or

(B)	the Company’s actual or demonstrably anticipated research or development; or

(ii)	results, at least in part, from any work performed directly or indirectly by Employee for the Company; or

(iii)	results, at least in part, from the use of the Company’s time, materials, facilities or trade secret information.

2. Non-Solicitation. During the time in which Employee performs services for the Company and for a period of eighteen (18) months after the termination of Employee’s employment with the Company, regardless of the reason, Employee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation:

(a)	Hire, recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any person who is or was an employee of the Company within the twelve (12) month period immediately preceding the termination of Employee’s employment; or

(b)	Solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by Company, to any person, company or entity which was a customer or potential customer of Company for such products or services and with whom Employee had direct contact or about whom Employee learned Confidential Information at any time during the last twelve (12) months of his employment with Company.

3. Non-Disclosure.

(a)	Employee will not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company, or directly or indirectly, disclose to anyone outside of the Company, either during or after Employee’s employment or relationship with the Company ends, the Company’s Confidential Information, as long as such matters remain Confidential Information.

(b)	This Agreement shall not prevent Employee from revealing evidence of criminal wrongdoing to law enforcement or prohibit Employee from divulging the Company’s Confidential Information by order of a court or agency of competent jurisdiction. However, Employee shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

4. Return of Company Property. Employee agrees that, in the event that Employee’s employment with the Company is terminated for any reason, Employee shall immediately return all of the Company’s property, including without limitation, (i) tools, pagers, computers, printers, key cards, documents or other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and Employee shall not retain in Employee’s possession any copies of such information.

5. Ownership of Inventions.

(a)	Employee shall disclose all Inventions promptly and fully to the Company.

(b)	Except as excluded in Section 5(e) below, Employee hereby agrees to and hereby grants and assigns to the Company all of Employee’s right, title and interest in and to all Company Inventions and agrees that all such Company Inventions shall be the Company’s sole and exclusive property to the maximum extent permitted by law.

(c)

Employee shall at the request of the Company (but without additional compensation from the Company): (i) execute any and all papers and perform all lawful acts that the Company deems necessary for the preparation, filing, prosecution, and maintenance of applications for United States patents or copyrights and foreign patents or copyrights on any Company Inventions, (ii) execute such instruments as are necessary to assign to the Company or to the

Company’s nominee, all of Employee’s right, title and interest in any Company Inventions so as to establish or perfect in the Company or in the Company’s nominee, the entire right, title and interest in such Company Inventions, and (iii) execute any instruments necessary or that the Company may deem desirable in connection with any continuation, renewal or reissue of any patents in any Company Inventions, renewal of any copyright registrations for any Company Inventions, or in the conduct of any proceedings or litigation relating to any Company Inventions. All expenses incurred by the Employee by reason of the performance of any of the obligations set forth in this Section 5(c) shall be borne by the Company.

(d)	Concurrent with Employee’s execution of this Agreement, Employee attaches a list and brief description of all unpatented inventions and discoveries, if any, made or conceived by Employee prior to Employee’s employment with the Company and that are to be excluded from this Agreement. If no such list is attached at the time of execution of this Agreement, it shall be conclusively presumed that Employee has waived any right he may have to any such invention or discovery which relates to the Company’s business.

(e)	Provisions (a) through (d) of this Section 5 regarding assignment of right, title and interest do not apply to Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (i) the Inventions relate either to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or (ii) the Inventions result from any work directly or indirectly performed by the Employee for the Company.

6. Non-Competition.

(a)	During the time in which Employee performs services for the Company and for a period of twelve (12) months after the termination of Employee’s employment with the Company, regardless of the reason, Employee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the Restricted Area:

(i)	own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by, any entity which is in competition with the Company’s Business in which the Employee would hold a position with responsibilities that are entirely or substantially similar to any position the Employee held during the last twelve (12) months of the Employee’s employment with the Company or in which the Employee would have responsibility for or access to confidential information that is similar to or relevant to that Confidential Information which the Employee had access to during the last twelve (12) months of the Employee’s employment with the Company; or

(ii)	provide services to any person or entity that engages in any business that is similar to, or competitive with the Company’s business if doing so would require Employee to use or disclose the Company’s Confidential Information.

(b)	Notwithstanding anything to the contrary, nothing in this Section 6 prohibits Employee from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

7. Employee acknowledges and agrees that the restrictions contained in this Agreement with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Employee has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Employee agrees and acknowledges that the Company is currently engaging in business and actively marketing its services and products throughout the United States, that Employee’s duties and responsibilities for the Company are co-extensive with the entire scope of the Company’s business, that the Company has spent significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, customer lists, long term customer relationships and trade secrets and that such methods, technology, customer lists, customer relationships and trade secrets have significant value.

8. By accepting or continuing employment with the Company, Employee understands and agrees that: (a) Employee will not bring any confidential information of any former employer, nor any proprietary work product created as part of Employee’s duties with Employee’s former employer; and (b) Employee will not use or disclose any former employer’s confidential information or proprietary work product in the performance of Employee’s duties with the Company. Further, Employee represents that Employee is not subject to any contract that would prohibit Employee from performing Employee’s duties for the Company.

9. Remedies. Employee acknowledges that the compliance with the terms of this Agreement is necessary to protect the Confidential Information, customer relationships and goodwill of the Company and that any breach by Employee of this Agreement will cause continuing and irreparable injury to the Company for which money damages would not be an adequate remedy. Employee acknowledges that affiliates are and are intended to be third party beneficiaries of this Agreement. Employee acknowledges that the Company and any affiliate shall, in addition to any other rights or remedies they may have, be entitled to injunctive relief for any breach by Employee of any part of this Agreement. This Agreement shall not in any way limit the remedies in law or equity otherwise available to the Company and its affiliates.

10. Severability; Modification. It is expressly agreed by Employee that:

(a)

Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company,

Employee agrees that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

(b)	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Non-Disparagement. Employee understands and agrees that Employee will not disparage the Company, its officers, directors, administrators, representatives, employees, contractors, consultants or customers and will not engage in any communications or other conduct which might interfere with the relationship between the Company and its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities.

12. Applicable Law. This Agreement shall be construed, interpreted, and enforced, and its validity and enforceability determined, strictly in accordance with the laws of the State of Delaware without applying its conflicts of laws principles.

13. Exclusive Jurisdiction/Venue. The parties agree that all litigation arising out of or relating to Sections 2 (Non-Solicitation), 3 (Confidential Information), and 6 (Non-Competition) of this Agreement must be brought in Cook County, Illinois or the federal court of competent jurisdiction sitting in Cook County, Illinois, and each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding.

All other disputes, controversies or questions arising under, out of, or relating to this Agreement or the breach thereof, other than those disputes relating to alleged violations of Sections 2 (Non-Solicitation), 3 (Confidential Information), and 6 (Non-Competition) of this Agreement, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association’s Commercial Arbitration Rules and Mediation Procedures (the “Rules”). Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties.

The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within thirty (30) days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules. With respect to any claim brought to arbitration hereunder, both the Company and Employee shall be entitled to recover whatever damages would otherwise be available in any legal proceeding based upon the federal and/or state law applicable to the claim. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Employee. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses and any other expenses connected with representing their cases. Other costs, including the fees of the mediator, the arbitrator, the cost of any record or transcript of the arbitration, and administrative fees, shall be borne equally by the parties, one-half by Employee, on the one hand, and one-half by the Company, on the other hand.

14. Assignability. The rights herein may be assigned by the Company and shall bind and inure to the benefit of the Company’s successors, assigns, heirs and representatives. If the Company makes any assignment of the rights herein, Employee agrees that this Agreement shall remain binding upon Employee in any event.

15. Acceptance. The parties agree that this Agreement is accepted electronically.

I hereby acknowledge that I have reviewed the Agreement and agree to comply with the terms and conditions set forth herein.

PARTICIPANT ACCEPTANCE

Joseph Flanagan